Exhibit 10.29

SOMANTA LIMITED

July 19, 2005

Dr. Balbir Brar

26261 Glen Canyon Drive

Laguna Hills, CA 92653

Dear Bal:

The purpose of this letter is to memorialize the agreement reached between Somanta Limited (the “Company”) and you related to your engagement as an independent consultant to the Company. The parties acknowledge and agree that the Company intends to enter into a Share Exchange Agreement with Bridge Oncology Products, Inc. (“Bridge”) whereby the Company will become a wholly-owned subsidiary of Bridge. At such time, this letter agreement shall be assumed by Bridge and Bridge shall fulfill the Company’s obligations hereunder and references herein to the “Company” shall thereafter be references to Bridge. If you agree to be bound by the terms and conditions set forth in this letter, please countersign this letter below.

As indicated above, you will be an independent consultant to the Company. You acknowledge and agree that your Services Agreement dated October 11, 2004 by and between you and Somanta Limited shall terminate and be of no further force or effect as of the date of this letter agreement. Your responsibilities as an independent consultant of the Company will include, but not be limited to, assisting and facilitating the manufacture of Alchemix in India and to assist in transitioning such responsibilities to the Company’s Vice President of Pre-Clinical Affairs. You will report to the Company’s Chief Executive Officer and will have the title of Senior Scientific Advisor. The Company will not exercise any control over the manner or methods with which you perform such services. The Company’s sole interest and responsibility is to ensure that the services covered by this letter agreement are performed and rendered in a competent, satisfactory and legal manner.

Your effective start date will be June 1, 2005. You will devote such time as may be necessary, in your discretion, to fulfill your responsibilities as an independent consultant to the Company which shall in no event be less than five (5) business days per month.

In consideration for your consulting services, the Company will reimburse you for all reasonable expenses incurred in performing services to the Company pursuant to this letter agreement. In order to be reimbursed for such expenses, however, you must provide the Company with the relevant receipts detailing such expenses. You will not receive any other cash compensation during the term of your consultancy, nor will you be eligible for any vacation pay, sick leave, retirement benefits, social security, workers’ compensation disability benefits, unemployment benefits or any other employee benefit of any kind. However, you will be paid a bonus as follows: (i) if the Company closes an equity or debt financing with aggregate gross proceeds to the Company of at least $10,000,000 during the period of your consultancy with the Company (the “Qualified Financing”), you will be paid a bonus at such closing equal to $5000 multiplied by the number of months that have elapsed between the date of this letter agreement and the date of the closing of such Qualified Financing, prorated for any partial month, plus $8000 or (ii) if the Company terminates this letter agreement and your consultancy other than for “Cause,” you will be paid a bonus equal to $5000 multiplied by the number of months that have elapsed between the date of this letter agreement and the effective date of such termination, prorated for any partial month, plus $8000; provided, however, that in no event will any such bonus exceed an amount equal to six (6) months multiplied by $5,000, plus $8,000. For purposes of this letter agreement, the term “Cause” shall mean, as determined by the Company’s Board in good faith: (i) consultant’s material breach of this letter agreement, (ii) consultant’s willful misconduct or gross negligence in the performance of consultant’s duties, (iii) consultant’s conviction of or entering of a plea of guilty or no contest to a felony, or (iv) the order of a regulatory agency that the consultant be removed from any authority with the Company. Subsequent to a Qualified Financing, you will be paid $5000 per month in arrears until such time as this agreement is terminated or expires.

In addition, upon the closing of the pending share exchange between the Company and Bridge, your option to purchase shares of Somanta Limited will be cancelled, and the Bridge will replace it with an option to purchase the Bridge’s common stock as set forth in the Share Exchange Agreement between the Company, Bridge, the shareholders of Somanta Limited and the optionholders of Somanta Limited. In general, the number of shares of Bridge common stock that your new Bridge option will cover will equal the number of shares of Somanta Limited common shares your existing option covers (i.e., 6,000,000) multiplied by the exchange ratio applicable to all Somanta Limited shareholders and optionholders. The exercise price will be determined by dividing $0.09 (which is 5p multiplied by the exchange rate in effect today) by the exchange ratio applicable to all shareholders and optionholders of Somanta Limited; provided, however, that such Bridge option shall be fully vested.

During the period of your consultancy the Company acknowledges and agrees that you may engage in other employment, occupation, consulting or other business activity so long as it is not directly related to or in competition with the business of the Company or any business the Company may become involved in during your period of your consultancy, nor will you engage in any activities that are in conflict with the operations or obligations of the Company.

This letter agreement may be terminated, with or without Cause, by either party upon sixty (60) days advance written notice.

This letter agreement shall be construed by and interpreted under the laws of the State of Delaware without respect or reference to its principles of conflicts of laws. This letter agreement may be modified, amended or supplemented only by a written instrument duly executed by all parties hereto. This letter agreement constitutes the entire understanding between the parties and supersedes all prior or contemporaneous discussions between the parties regarding the subject matter hereof. If any provision of this letter agreement, portion of such provision, or the application thereof to any person or circumstance, shall, to any extent, be held invalid, illegal or unenforceable, the remainder of this letter agreement or the remainder of such provision and the application thereof to other persons or circumstances, other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby, and each term and provision of this letter agreement shall be valid and be enforced to the fullest extent permitted by law. This letter agreement may be executed in multiple counterparts, each of which when it is executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument. The parties hereto agree to accept facsimile signatures to evidence the execution of this letter agreement.

Regards,

By:	/s/ Terrance J. Bruggeman
Terrance J. Bruggeman, Chairman

Acknowledged and Agreed:

/s/ Balbir Brar
Balbir Brar

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